                                                                   EXHIBIT 10.32

                                                              September 24, 1997

Mr. Kerry W. Coin
2144 Michelson Drive
Irvine, CA 92612

Dear Kerry:

        On April 25, 1997, the Compensation Committee of the Board of Directors of Diedrich Coffee, Inc. (the "Company") approved certain changes to your compensation and employment agreement with the Company. If you are in agreement with the changes set forth below, please sign a copy of this letter (the "Amendment Letter") and return it to me. Upon your execution of the Amendment Letter, it shall amend your employment agreement with the company dated August 26, 1996 (the "Employment Agreement"). In the event of any conflict between the terms of the Employment Agreement and the Amendment Letter, the Amendment Letter shall supersede the Employment Agreement.

        1. Effective April 28, 1997, you shall assume the position of President and Chief Operating Officer of the Company.

        2. Paragraph 2.1 of the Employment Agreement shall be revised in its entirety to read as follows:

           "2.1 Salary. For all services to be rendered by the Employee under this Agreement, the Company agrees to pay the employee a salary (the "Base Salary") equal to One Hundred Sixty Thousand Dollars ($160,000) per year, payable in semi-monthly installments, less all amounts required by law to be withheld or deducted. During the term of this Agreement, the Board shall review the Employee's Base Salary from time to time and may, in its sole and absolute discretion, increase Employee's Base Salary."

        3. Upon the specific achievement of criteria set forth in the Financial Plan dated August 7, 1997 and attached hereto as Exhibit A, you shall be entitled to a "success bonus" in an amount up to 30% of your annual base salary. You shall not be entitled to any bonus hereunder unless you fulfill the requirements set forth in the Financial Plan for receiving the success bonus.

        4. The option exercise price with respect to the option shares granted to you pursuant to Paragraph 2.2 of the Employment Agreement shall be (i) $3.00 with respect to the first 90,000 option shares to become exercisable pursuant to the terms of such Paragraph and (ii) $4.50 with respect to the remaining 30,000 option shares granted pursuant to such Paragraph.

        5. Subparagraph 2.2(d) of the Employment Agreement shall be revised in its entirety to read as follows:

           "(d) Unless terminated earlier pursuant to this subparagraph 2.2(d), the option shares shall terminate on August 26, 2006. If the Employee's employment with the Company is terminated for any reason whatsoever by the Company or the Employee prior to the expiration of the Term, any option shares that have not yet become exercisable shall not become exercisable after the effective date of Employee's termination of employment and such option shares shall terminate on such date. Any option shares which are exercisable as of the effective date of Employee's termination of employment shall remain exercisable for sixty
        (60) days following the effective date of such termination of employment and shall terminate on the sixtieth day following the effective date of employment termination. The option exercise price

Mr. Kerry W. Coin
September 24, 1997
Page 2


        payable with respect to the option shares granted pursuant to this Agreement shall be payable only by delivery of legal tender of the United States in immediately available funds. This shall be the exclusive method of exercise with respect to the option shares and the Employee shall not be entitled to any net exercise rights, "cashless" exercise, exercise price loans, delivery of capital stock or option shares for the option exercise price or any other method of exercise."

        6. The first sentence of Subparagraph 4(d) of the Employment Agreement shall be revised in its entirety as follows:

           "In addition to its rights to terminate the Employee's employment under this Agreement pursuant to subparagraph 4(a), the Company may also terminate the Employee's employment under this Agreement for any other reason, provided that, in such event, the Employee shall be entitled to receive an aggregate amount equal to $90,000 payable in equal monthly installments over a nine-month period and the Employee shall not be entitled to receive any other compensation or benefits hereunder."

        Congratulations and I look forward to working with you to build Diedrich Coffee into a thriving and profitable company.

                                   Sincerely,


                                   Lawrence Goelman
                                   Chairman and Interim Chief Executive Officer


I have reviewed the foregoing and agree to the amendment of my Employment Agreement as set forth herein. I have been advised to and have been given an opportunity to consult with an attorney regarding this amendment to my employment agreement. I further understand that the provisions of this Amendment Letter revise material terms of my Employment Agreement and the stock options granted thereunder and I agree to be bound by the terms hereof.


-------------------------------------------             ------------------------
Kerry W. Coin                                           Date